Exhibit 99

RE: Hardinge Inc.

One Hardinge Drive

Elmira, NY 14902
(Nasdaq: HDNG)

AT THE COMPANY:	AT FRB | WEBER SHANDWICK:
Richard L. Simons	John McNamara

Exec VP & CFO

Analyst Inquiries
(607) 378-4202	(212) 445-8435

HARDINGE REPORTS 1ST QUARTER EARNINGS PER SHARE OF  $.16, UP
FROM LOSS OF ($.01) IN 2003

ELMIRA, N.Y., April 30, 2004 — Hardinge Inc. (NASDAQ: HDNG), a leading producer of advanced material-cutting solutions, today reported increased sales, net income, and orders in the first quarter of 2004 as compared to the same quarter in 2003.

Net sales were $51.9 million in the first quarter of 2004, an increase of 27% as compared to $40.9 million of sales in the first quarter of 2003. Net income was $1.4 million, or $.16 per share, as compared to a loss of ($0.1) million, or ($.01) per share, in the first quarter of 2003. Orders were $50.5 million, an increase of 24% as compared to $40.8 million in the first quarter of 2003.

J. Patrick Ervin, Chairman, President and Chief Executive Officer, commented, “We are pleased to report a solid start to 2004, which represents a significant improvement in our business over the first quarter of 2003. Our strategic initiatives to expand and diversify geographically have been important contributors to our Company’s improved business outlook.   The contribution of our Asian operations was significant to our first quarter’s results.  In the U.S., we are seeing signs that the long overdue market rebound is starting and momentum is building.  Sales and orders for our non-machine consumable products increased in the quarter, and this is typically a leading indicator of business activity, with increases in capital goods spending to follow.   In Europe, although we see a reduced level of activity when compared to a couple of years ago, the first quarter results for Hardinge compared favorably to the weak first quarter of 2003.”

-more-

The following table summarizes the Company’s sales by geographical region for the first quarters of 2004 and 2003:

	(U.S. dollars in thousands) First Quarter
	2004	2003	% Change
Sales to Customers in:
North America	$19,729	$16,599	19%
Europe	22,311	17,966	24%
Asia & Other	9,877	6,337	56%
	$51,917	$40,902	27%

2004 net sales include the positive impact of the translation of the Company’s European subsidiaries’ sales into weaker U.S. dollars when compared to 2003.  Viewed in constant dollars at the 2003 exchange rates, the Company’s 2004 first quarter sales would be 22% above the same quarter in 2003.

In its North American markets, Hardinge’s sales increased due to the addition of the Bridgeport product line, which began machine shipments in the second quarter of 2003, combined with a continuing rise in the sales of the Company’s other Elmira-based products.

Sales in Europe in the first quarter, when measured in constant exchange rates, improved by $2.2 million, or 12%, as compared to the very low first quarter of 2003. European markets in general weakened throughout 2003 and into 2004, but the Company’s Swiss subsidiaries were able to deliver several machines from backlog in the first quarter of 2004.

First quarter sales in the Asia & Other category, which is primarily sales to China, were 56% above the first quarter of 2003.  Sales between quarters in China vary based upon delivery requirements, letter of credit terms, and other factors.  Sales in the first quarter of 2003 were unusually low.

The following table summarizes the Company’s orders by geographical region for the first quarters of 2004 and 2003:

	(U.S. dollars in thousands) First Quarter
	2004	2003	% Change
Orders from Customers in:
North America	$23,792	$19,617	21%
Europe	17,631	12,607	40%
Asia & Other	9,089	8,580	6%
	$50,512	$40,804	24%

Total incoming orders increased by 24% for the quarter.  On a constant currency basis, order levels were 21% higher compared to the 2003 first quarter.

North American orders rose by 21% reflecting the general increase in manufacturing activity in the U.S.  The Company did accept orders for Bridgeport machines in the first quarter of 2003, so this comparison reflects increases in orders of like products.  Excluding foreign currency translation effects, first quarter 2004 orders from customers in Europe were approximately 26% above the extremely low order level of the first quarter in 2003.  The first quarter 2004 order rate is consistent with the levels experienced in the last two quarters of 2003. Orders in Asia continued to grow in 2004, primarily due to increased demand in China.  Current quotation and activity levels provide positive indications that the growth year to year will be higher than the 6% experienced in this first quarter comparison.

The Company’s consolidated backlog at March 31, 2004 was $41.3 million or 13% above the March  31, 2003 backlog of $36.7 million.   Backlog at December 31, 2003 was $42.5 million.

The following table summarizes the Company’s first quarter, 2004 sales by product category, with comparisons to the same quarter in 2003:

	(U.S. dollars in thousands) First Quarter
	2004	2003	% Change
Machines	$36,033	$27,222	32%
Non-machine products & services	15,884	13,680	16%
	$51,917	$40,902	27%

The Company’s first quarter 2004 gross margin was 30.2% of sales, as compared to 31.3% in the first quarter of 2003. This reflects the higher percentage of sales coming from machine sales, which historically have had lower margins than repair parts and service and other non-machine revenue.

Selling, general and administrative (SG&A) expenses were $12.6 million in the first quarter of 2004, as compared to $12.1 million in the first quarter of 2003.  Foreign exchange translation effects resulted in an increase of $.4 million when compared to last year.  Stated as a percentage of sales, SG&A expenses declined from 29.6% of sales in first quarter of 2003 to 24.3% of sales in the first quarter of 2004, reflecting the impact of relating the fixed portion of these expenses against increased sales. This also drove an improvement in operating income, which rose from 1.6% of sales in the first quarter of 2003 to 5.9% of sales in the first quarter of 2004.

In the first quarter of 2003, the Company recorded a tax benefit of $.5 million on pretax losses in the U.S.  Later, in the third quarter of 2003, the Company recorded a valuation reserve against those benefits and determined that no further tax benefits on losses would be recorded until the U.S. Company had returned to profitability for a sustained period of time.  Therefore, no similar tax benefit is included in the results of the first quarter of 2004.

Mr. Ervin further commented,” We remain optimistic regarding the outlook for Hardinge in 2004.  Orders, sales, and profitability from our Asian operations should continue to be strong throughout the year.  We are expanding our capabilities there to meet the increased demand.  We also expect North American operating results will improve, as it appears that manufacturing activity in this region is finally recovering.   Given the anticipated timing of shipment of machines currently in backlog in Europe, we expect our second quarter results there to be below those of the first quarter.  Overall, we anticipate positive year on year comparisons in our operating performance for the remainder of 2004.”

“Hardinge is very well positioned for the opportunities ahead. We have efficient manufacturing facilities on three continents.  We have a worldwide distribution network prepared to support our customers wherever they choose to locate their operations. And because we continued our essential new product development efforts throughout this downturn, we are also prepared with the products that our customers want.  We will look for opportunities to further leverage these strengths through acquisitions of product lines, assets, or companies wherever appropriate. Most importantly, we will stay focused on improving our existing operations to best serve our customers.  During the past few difficult years, our loyal employees steadfastly worked at preparing us for sustainable growth, and for that I am thankful,” concluded Mr. Ervin.

The Company will host its usual conference call at 10:00 am today to discuss these results. The call can be accessed via the Internet live or as a replay at www.fulldisclosure.com. The archive will be available for replay for 14 days following the call.

Hardinge Inc., founded more than 100 years ago, is an international leader in providing the latest industrial technology to companies requiring material-cutting solutions.  The Company designs and manufactures computer-numerically controlled metal-cutting lathes, machining centers, grinding machines and other industrial products.  The Company’s common stock trades on NASDAQ under the symbol “HDNG.”  For more information, please visit the Company’s website at www.hardinge.com.

This news release contains statements of a forward-looking nature relating to the financial performance of Hardinge Inc.  Such statements are based upon information known to management at this time.  The company cautions that such statements necessarily involve uncertainties and risk, and deal with matters beyond the company’s ability to control and in many cases the company cannot predict what factors would cause actual results to differ materially from those indicated.  Among the many factors that could cause actual results to differ from those set forth in the forward-looking statements are fluctuations in the machine tool business cycles, changes in general economic conditions in the U.S. or internationally, the mix of products sold and the profit margins thereon, the relative success of the company’s entry into new product and geographic markets, the company’s ability to manage its operating costs, actions taken by customers such as order cancellations or reduced bookings by customers or distributors, competitors’ actions such as price discounting or new product introductions, governmental regulations and environmental matters, changes in the availability and cost of materials and supplies, the implementation of new technologies and currency fluctuations.  Any forward-looking statement should be considered in light of these factors.  The company undertakes no obligation to revise its forward-looking statements if unanticipated events alter their accuracy.

– Financial Tables Follow –

HARDINGE INC. AND SUBSIDIARIES

Income Statements

(Dollars in thousands, except per share data)

	Three months ended March 31,
	2004	2003
	(Unaudited)	(Unaudited)

Net Sales	$51,917	$40,902
Cost of sales	36,237	28,105
Gross profit	15,680	12,797

Selling, general and administrative expenses	12,638	12,124
Income from operations	3,042	673

Interest expense	623	811
Interest (income)	(98)	(108)
Income (loss) before income taxes and minority interest in consolidated subsidiary and investment of equity company	2,517	(30)

Income taxes (benefits)	693	(6)

Minority interest in (profit) of consolidated subsidiary	(395)	(93)

Profit (loss) in investment of equity company	0	20

Net income (loss)	$1,429	$(97)

Basic earnings (loss) per share	$.16	$(.01)
Weighted average
shares outstanding	8,757	8,692

Diluted earnings (loss) per share	$.16	$(.01)
Weighted average
shares outstanding	8,868	8,700

Other financial data:

Gross margin	30.2%	31.3%
Operating margin	5.9%	1.6%
Capital expenditures	$335	$449
Depreciation and amortization	$2,266	$2,098

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands)

	March 31, 2004	Dec. 31, 2003
	(Unaudited)
Assets
Current assets:
Cash	$7,350	$4,739
Accounts receivable, net	46,420	44,660
Notes receivable, net	7,490	6,354
Inventories	86,563	87,064
Deferred income taxes	—	—
Prepaid expenses	4,005	4,540
Total current assets	151,828	147,357

Property, plant and equipment:
Property, plant and equipment	162,285	162,926
Less accumulated depreciation	98,408	96,741
	63,877	66,185

Other assets:
Notes receivable	6,409	7,733
Deferred income taxes	135	131
Intangible pension asset	3,937	3,900
Goodwill	17,885	18,314
Other	2,061	2,087
	30,427	32,165

Total assets	$246,132	$245,707

	March 31, 2004	Dec. 31, 2003
	(Unaudited)
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$14,630	$13,760
Notes payable to bank	1,219	624
Accrued expenses	15,798	18,224
Accrued income taxes	3,111	2,990
Deferred income taxes	3,500	3,477
Current portion long-term debt	5,002	5,002
Total current liabilities	43,260	44,077

Other liabilities:
Long-term debt	18,472	17,675
Accrued pension plan expense	23,958	23,693
Deferred income taxes	3,203	3,163
Accrued postretirement benefits	5,885	5,864
Derivative financial instruments	6,572	6,194
Other liabilities	2,919	2,267
	61,009	58,856

Equity of minority interest	4,083	3,688

Shareholders’ equity:
Preferred stock, Series A, par value $.01:
Authorized - 2,000,000; issued - none
Common stock, $.01 par value:	99	99
Authorized shares - 20,000,000
Issued shares - 9,919,992 at March 31, 2004 and December 31, 2003
Additional paid-in capital	60,543	60,586
Retained earnings	95,579	94,150
Treasury shares - 1,073,445 at March 31, 2004 and 1,062,143 at December 31, 2003.	(13,920)	(13,843)
Accumulated other comprehensive loss	(3,110)	(393)
Deferred employee benefits	(1,411)	(1,513)
Total shareholders’ equity	137,780	139,086

Total liabilities and shareholders’ equity	$246,132	$245,707